EXHIBIT 99.1

For immediate release
Contact:
       Ryan VanWinkle, Investor Relations, 816-792-7998

Ferrellgas Partners, L.P.
Announces Closing of 2.5 Million Common Unit Offering

     Liberty, MO (August 3, 2004)— Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest retail marketers of propane, today announced the closing of a public offering of 2.5 million common units. Net proceeds from this offering were approximately $47,875,000 based on an offering price of $20.00 per common unit and after deducting underwriting discounts and commissions.

     Pursuant to the underwriting agreement related to this offering, Citigroup Global Markets Inc. and Lehman Brothers Inc. were granted an option to purchase an additional 375,000 common units to cover any over-allotments. This over-allotment option must be exercised by the underwriters, in full or in part, on or prior to August 28, 2004.

     Ferrellgas Partners, L.P., through its operating partnership, currently serves more than one million customers in 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.

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